Exhibit 99.1

For Release: Wednesday, Feb. 1, 2012, 10 a.m. EST

GM's U.S. Sales Down 6 percent in January
Chevrolet car sales up 13 percent on Strength of Cruze, Sonic
DETROIT - General Motors Co. (NYSE: GM) today reported total sales of 167,962 vehicles in the United States in January, down 6 percent compared with a very strong January 2011.

“Chevrolet drove our performance once again and sales of our fuel-efficient new cars were especially good,” and Don Johnson, vice president, U.S. Sales Operations. “The strength that the economy and the auto industry showed in the fourth quarter carried into January, so we believe the year is off to a good start.”

Chevrolet passenger car sales increased 13 percent. GM's total passenger car sales increased 3 percent in January, led by a 30 percent increase in sales of fuel-efficient small and compact cars, which include the new Chevrolet Sonic, the consistently strong-selling Chevrolet Cruze and the new Buick Verano.

In addition, the Buick LaCrosse, which now offers the 36-mpg highway eAssist powertrain as standard equipment, posted a 6 percent year-over-year increase, and the Chevrolet Camaro was up 20 percent.

GM's crossover sales decreased 18 percent and sales of trucks, which include full-size pickups, vans and SUVs, decreased 6 percent.

Retail deliveries declined 15 percent compared with the same month a year ago and accounted for 70 percent of GM sales.

Highlights	Jan. 2012 Total Sales	Total Change vs. Jan. 2011	Jan. 2012 Retail Sales vs. Jan. 2011	Jan. 2012 Retail Sales Change vs. Jan. 2011
Chevrolet	123,864	(1.2%)	78,189	(14.7%)
GMC	24,966	(9.7%)	21,649	(13.7%)
Buick	10,208	(23.1%)	9,521	(18.5%)
Cadillac	8,924	(29.1%)	8,373	(22.0%)
Total GM	167,962	(6.1%)	117,732	(15.4%)

“In 2012, we will strengthen our position with more new products, an even better dealership experience and reinforce the disciplined 'go to market' strategy that helped us grow profitably in the United States in 2011,” said Johnson.

GM has an aggressive new product plan for 2012: Production of the new 2013 Buick Verano is ramping up. In January, the company began production of the 37-mpg 2013 Chevrolet Malibu Eco, with four-cylinder and turbo powertrains launching in the summer, about the same time the new 2013 Chevrolet Spark arrives in showrooms.

In late spring, Cadillac will launch its new XTS large sedan and in late summer, its new ATS luxury sports sedan. Late in 2012, Buick will launch the new Encore crossover, which made its debut at the North American International Auto Show.

At the Chicago Auto Show, GMC will introduce a new Acadia, which will go into production in late 2012. Other new products will be announced at major U.S. auto shows and other events throughout the year.

Inventory	Units @ Dec. 31, 2011	Days Supply (selling days adjusted)	Units @ Jan. 31, 2012	Days Supply (selling days adjusted)
All Vehicles	583,407	67	619,455	89
Full-size Pickups	181,070	73	188,568	119

Industry Sales	Dec. 2011 SAAR	Jan. 2012 SAAR (est.)	Full Year 2012 (est.)
Light Vehicles	13.5 million	13.5 million	13.5 million - 14.0 million

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	January			(Calendar Year-to-Date)
				January - January
	2012	2011	%Change Volume	2012	2011	%Change Volume
Enclave	3,124	4,347	(28.1)	3,124	4,347	(28.1)
LaCrosse	4,013	3,771	6.4	4,013	3,771	6.4
Lucerne	421	2,816	(85.0)	421	2,816	(85.0)
Regal	1,855	2,335	(20.6)	1,855	2,335	(20.6)
Verano	795	—	***.*	795	—	***.*
Buick Total	10,208	13,269	(23.1)	10,208	13,269	(23.1)
CTS	3,019	4,362	(30.8)	3,019	4,362	(30.8)
DTS	89	1,365	(93.5)	89	1,365	(93.5)
Escalade	985	1,514	(34.9)	985	1,514	(34.9)
Escalade ESV	531	592	(10.3)	531	592	(10.3)
Escalade EXT	108	153	(29.4)	108	153	(29.4)
SRX	4,166	4,236	(1.7)	4,166	4,236	(1.7)
STS	26	359	(92.8)	26	359	(92.8)
XLR	—	(1)	***.*	—	(1)	***.*
Cadillac Total	8,924	12,580	(29.1)	8,924	12,580	(29.1)
Avalanche	1,617	1,397	15.7	1,617	1,397	15.7
Aveo	16	2,739	(99.4)	16	2,739	(99.4)
Camaro	5,709	4,763	19.9	5,709	4,763	19.9
Caprice	92	—	***.*	92	—	***.*
Captiva Sport	2,261	—	***.*	2,261	—	***.*
Cobalt	1	406	(99.8)	1	406	(99.8)
Colorado	2,872	2,204	30.3	2,872	2,204	30.3
Corvette	629	721	(12.8)	629	721	(12.8)
Cruze	15,049	13,631	10.4	15,049	13,631	10.4
Equinox	13,662	12,847	6.3	13,662	12,847	6.3
Express	4,532	5,273	(14.1)	4,532	5,273	(14.1)
HHR	4	7,387	***.*	4	7,387	***.*
Impala	16,009	15,188	5.4	16,009	15,188	5.4
Kodiak 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Malibu	14,676	14,102	4.1	14,676	14,102	4.1
Silverado-C/K Pickup	26,850	28,172	(4.7)	26,850	28,172	(4.7)
Sonic	5,712	—	***.*	5,712	—	***.*
Suburban (Chevy)	2,935	2,343	25.3	2,935	2,343	25.3
Tahoe	3,995	5,281	(24.4)	3,995	5,281	(24.4)
TrailBlazer	—	9	***.*	—	9	***.*
Traverse	6,640	8,605	(22.8)	6,640	8,605	(22.8)
Volt	603	321	87.9	603	321	87.9
Chevrolet Total	123,864	125,389	(1.2)	123,864	125,389	(1.2)
Acadia	4,870	5,723	(14.9)	4,870	5,723	(14.9)
Canyon	1,059	694	52.6	1,059	694	52.6
Envoy	—	1	***.*	—	1	***.*
Savana	838	718	16.7	838	718	16.7
Sierra	9,517	10,627	(10.4)	9,517	10,627	(10.4)
Terrain	5,649	6,369	(11.3)	5,649	6,369	(11.3)
Topkick 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	***.*	***.*	***.*
Yukon	2,022	2,076	(2.6)	2,022	2,076	(2.6)
Yukon XL	1,011	1,450	(30.3)	1,011	1,450	(30.3)
GMC Total	24,966	27,658	(9.7)	24,966	27,658	(9.7)
GM Vehicle Total	167,962	178,896	(6.1)	167,962	178,896	(6.1)
* 24 selling days for the January period this year and 24 for last year.